Consent of Independent Registered Public Accounting Firm

The Board of Directors
DNB Financial Corporation:

We consent to the incorporation by reference in Registration Statement Nos. 333-78913, 333-121145, 333-125999, 333-126610, and 333-138214 on Form S-8 and 333-131954 on Form S-3 of DNB Financial Corporation and subsidiaries of our report dated March 20, 2007, with respect to the consolidated statements of financial condition of DNB Financial Corporation and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2006, which report appears in the December 31, 2006, annual report on Form 10-K of DNB Financial Corporation.

Our report on the consolidated financial statements refers to the adoption by DNB Financial Corporation of Statement of Financial Accounting Standards No. 123R, Share-Based Payment, a revision of FASB Statement No. 123, Accounting for Stock-Based Compensation, effective January 1, 2006.

/s/ KPMG LLP

Philadelphia, Pennsylvania
March 23, 2007